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EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


         This Agreement is dated as of this 1st day of April, 1999, by and between Stephen J. Verleye ("Executive") and Applied Microsystems Corporation, a Washington corporation (the "Company").

RECITALS

         WHEREAS Executive is recently employed by the Company as its President and Chief Executive Officer; and

         WHEREAS the Company and Executive desire to define certain terms and conditions of Executive's employment with the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, it is agreed:

1.       EMPLOYMENT.

         1.1 EXECUTIVE'S EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth.

         1.2 TERM. The term of this Agreement shall commence as of the Effective Date of this Agreement, and shall continue for a period of four years from the Effective Date, unless terminated earlier as hereinafter provided. At the end of the term, upon mutual agreement of the parties, this Agreement may be renewed for a subsequent period and subject to mutually agreed terms.

         1.3  POSITION AND DUTIES.

              (a) PRESIDENT AND CHIEF EXECUTIVE OFFICER. Executive shall serve as President and Chief Executive Officer ("CEO") of the Company and shall have such duties, responsibilities and powers as described for such office by the Company's Bylaws and as may be assigned to Executive from time to time by the Board of Directors of the Company. Executive shall devote his full time, energies and best efforts to the performance of his duties hereunder, to the exclusion of all other business activities, except personal business and investment activities that do not conflict or interfere with the performance of his duties under this Agreement. While serving as President and CEO, Executive shall not engage in any other professional work within the area of his expertise, whether compensated or not, without the Company's consent.

2. EFFECTIVE DATE. The Effective Date of this Agreement shall be the date referenced at the top of this Agreement.

3.       COMPENSATION.

         3.1 SALARY. In consideration of the services and duties to be performed by Executive hereunder, the Company shall pay Executive an initial minimum annual base salary of $215,000 (Two Hundred Fifteen Thousand Dollars), payable in accordance with the Company's normal employee payroll


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schedule and practices for executives. The Executive's base salary as
President/CEO may be adjusted by the Compensation Committee of the Company's Board of Directors, based on reviews to occur at the beginning of each new fiscal year, and provided that Executive shall recuse himself from any Board decision regarding his base salary.

         3.2  INCENTIVE.

              (a) ANNUAL BONUS. The Executive shall be entitled to an annual bonus based upon the Company's financial performance for each fiscal year, beginning with the 1999 fiscal year, which bonus, if earned, would be prorated based upon the Executive's starting date. The bonus shall be in an amount and shall be based upon criteria established by the Board of Directors at the beginning of each year ("Board Plan"). Executive shall participate in discussions with the Board regarding criteria established and shall recuse himself from voting on adoption of the Board Plan. Your 1999 Board Plan is attached to this Agreement as Attachment A.

         3.3  STOCK OPTION GRANT.

              (a) OPTION. In consideration of Executive's agreements hereunder, the Company is granting to Executive upon signing of this Agreement, pursuant to a Stock Option Letter Agreement of even date ("Stock Option Letter Agreement"), a stock option to acquire 215,000 shares of the Common Stock of the Company at a price equal to the closing price on the Executive's first day of employment. The Stock Option Letter Agreement is attached to this Agreement as Attachment B and its terms are incorporated herein by reference.

              (b) If the Company undergoes a Change of Control as described in this Section 3.3(b), and Executive does not continue his employment as President/CEO subsequent to the Change of Control, the Company shall further limit any right to repurchase shares of stock pursuant to the Stock Option Letter Agreement, and according to the terms and conditions of Attachment C, attached hereto. For purposes of this Agreement, "Change of Control" shall mean a consolidation, merger or other reorganization of the Company with or into another corporation or other entity or person in which the Company shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions by this corporation in which an excess of 50% of this corporation's voting power is transferred, unless the Company's stockholders of record immediately prior to such merger, consolidation, reorganization, sale or transaction are holders of more than 50% of the voting equity securities of the surviving corporation.

4.       BENEFITS.

         4.1 BENEFIT PROGRAMS. Executive shall be eligible to participate in the normal employee benefit programs of the Company.

         4.2 EXPENSES. The Company will reimburse Executive for reasonable expenses for temporary housing, entertainment, travel and similar items that he incurs on behalf of the Company in accordance with the Company's policies and procedures for its officers, provided that Executive properly accounts therefor in accordance with Company policy.

5. TERMINATION BY THE COMPANY OF EXECUTIVE AS PRESIDENT AND CEO.


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         5.1      DISABILITY OR DEATH OF THE EXECUTIVE.

                  (a) DISABILITY. The Company may terminate Executive's employment if Executive has been unable through illness or other disability to perform his duties hereunder for a period of more than three months and the Board of Directors determines in good faith that the disability is continuing and will materially restrict or hinder Executive in the performance of his duties hereunder. Termination of Executive's status as an officer and employee of the Company for disability shall be effective upon written notice of the Board's determination or at such other time as specified in the notice, and Executive shall receive the benefits provided by the Company's disability plan, if any, then in effect pursuant to the terms and conditions thereof. Executive shall not be entitled to any additional compensation following the date of termination, provided that the Company shall pay Executive all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination for Cause or by Executive takes place, provided that Executive shall have stock options available only as described in Executive's Stock Option Letter Agreement.

                  (b) DEATH. If Executive shall die while employed hereunder, the employment of Executive shall thereupon terminate and all compensation, except that accrued to the date of death, shall thereupon cease.

                  (c) OTHER BENEFITS. The provisions of this Section 5.1 shall not affect the entitlements of Executive's heirs, executors, administrators, legatees, beneficiaries or assigns under any benefit plan, fund or program of the Company.

         5.2 FOR CAUSE. The Company shall have the right to terminate Executive's employment hereunder at any time for Cause, as defined below. For purposes of this Agreement, "Cause" means termination resulting from a good faith determination by the Board of Directors, with Executive recusing himself from participation in any such determination, that:

                  (a) Executive has willfully failed or refused in a material respect to follow reasonable written policies or directives established by the Board of Directors or willfully failed to attend to significant duties or obligations under this Agreement (and other than any such failure resulting from Executive's incapacity due to physical or mental illness), which failure or refusal, if susceptible of being cured, is not cured by Executive within thirty
(30) days following delivery to Executive of written demand to do so; or

                  (b) There has been an act by Executive involving gross malfeasance of office or flagrant disloyalty to the Company or its subsidiaries, embezzlement, dishonesty, addictive use of alcohol or drugs, or a conviction of or plea of nolo contendere to a crime involving moral turpitude. Without limiting the foregoing, it shall be considered an act of "flagrant disloyalty" for Executive, during the course of his employment and without the Company's prior written consent, to "compete" with the Company, which shall mean to directly or indirectly engage in or perform any services, whether full or part-time, or on a consulting or advisory basis, or become financially interested in, any business or undertaking which is competitive with the Company's business, or to provide to any such business or undertaking any confidential or proprietary information of the Company with respect to the Company's products and services, PROVIDED THAT nothing herein shall be construed to prohibit Executive from owning up to 2% of any publicly traded securities of any business which competes with the Company.


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                  (c) Termination pursuant to Subsections (a) or (b) above
shall be effective immediately on written notice by the Board of Directors to Executive that it has made the required determination.

         5.3 WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment without Cause immediately upon notice to Executive, which notice shall specify the date of termination.

         5.4 BY EXECUTIVE. Executive shall have the right to terminate his employment as President/CEO upon ninety (90) days notice to the Company.

6.       EFFECT OF TERMINATION.

         6.1 FOR CAUSE OR BY EXECUTIVE. If the Company terminates Executive's employment as President/CEO for Cause or if Executive terminates his employment as President/CEO, the Company shall pay Executive the full base salary under
Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination, together with all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination for Cause or by Executive takes place, at the time such incentive payments are distributed generally to Company executives and prorated as described in clauses (i) and (ii) of Section 3.2(b), provided that Executive shall have stock options available only as described in Executive's Stock Option Letter Agreement.

         6.2 WITHOUT CAUSE. If the Company terminates Executive's employment as President/CEO due to disability under Section 5.2(a) or without Cause:

              (a)  The Company shall pay Executive the full base salary under
Section 3.1 at the rate in effect on the date the notice of termination was given through the date of termination. The Company shall also pay to Executive as severance, in lieu of any further salary payments subsequent to the date of termination and any other amounts which may be available under the Company's employment policies in effect from time to time, an amount equal to Executive's base salary at the rate in effect on the date the notice of termination is given for a period terminating six months after the date of termination less, if termination is due to disability, any amounts received by Executive under the Company's disability plans; PROVIDED THAT such payments shall cease at the time Executive obtains other full-time employment, and shall cease if Executive "competes" with the Company as described in Section 5.3(b). Such severance shall be paid in accordance with the Company's usual payroll schedule for executives.

              (b) In addition, the Company shall pay Executive all cash employee benefits that accrued or vested through the date of termination, and including any and all earned but unpaid incentive compensation for the year in which such termination takes place, at the time such incentive payments are distributed generally to Company executives and prorated as described in clauses
(i) and (ii) of Section 3.2(b); provided that Executive shall have stock options available only as described in Executive's Stock Option Letter Agreement.

              (c) The Company shall also maintain in full force and effect for the continued benefit of Executive or Executive's designee, until the earlier of (i), expiration of severance pursuant to paragraph (a) above, or (ii) Executive is employed on a full-time basis or substantially equivalent thereto by another employer, all life, medical and disability insurance executive was entitled to receive immediately prior to the date of termination, with the Company and the Executive each paying the same percentage portion of all premiums which each was paying at the time of termination for such insurance and benefits, provided that


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if under the terms of any group plan Executive and his family are no longer eligible to participate, then the Company shall provide comparable plans and coverage, with the premiums therefore being paid by the Company and Executive on the same proportionate basis.

         6.3 CONTINUING OBLIGATIONS. Executive's obligations under Section 8 of this Agreement shall survive termination of his employment as President/CEO for any reason.

8. CONFIDENTIALITY. Executive shall be bound by any agreement he has executed with regard to Company's confidential or proprietary information and inventions, including but not limited to the Applied Microsystems Corporation Employee Agreement.

9.  DISPUTE RESOLUTION PROCEDURE.

         9.1 The parties agree that any dispute arising out of or related to the Employment relationship between them, including but not limited to common law or statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

         9.2 The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

         9.3 If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

         9.4 If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration in Seattle, Washington. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, the parties agree to assignment of an arbitrator from Judicial Arbitration and Mediation Services
(JAMS). The arbitrator shall have the authority to determine whether the conduct complained of in subsection (g)(ii) violates the rights of the complaining party and, if so, to grant any relief authorized by law; provided, however, that nothing herein shall limit the right of the Company to obtain injunctive relief for violation of the Inventions Agreement. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan. The hearing shall be transcribed. The Company shall bear the costs of the arbitration if the Executive prevails. If the Company prevails, the Executive will pay half the cost of the arbitration or $500, whichever is less. Each party shall be responsible for paying its own attorneys fees. Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in clauses (ii) and (iii) above.

         9.5 Executive acknowledges that he has carefully read this arbitration agreement and understands it, and is entering into the agreement voluntarily after a reasonable period of time to consider it and review it with personal legal counsel. Executive also acknowledges he may be giving up the opportunity to bring claims before a court or jury, and does so in order to gain the benefits of a speedy, impartial and cost-effective resolution procedure.


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10.      MISCELLANEOUS.

         10.1 SETOFF. The Company shall be entitled to set off and reduce any amounts payable to Executive under this Agreement by the amount of any obligation of Executive to the Company.

         10.2 AMENDMENTS. This Agreement may be changed, waived, discharged, or terminated only by a writing signed by the party against which enforcement is sought.

         10.3 PARTIES IN INTEREST. Executive's obligations under this Agreement are personal in nature and may not be assigned or transferred. The Company may assign this Agreement and it shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets, or otherwise, and reference herein to the Company shall be deemed to include any such successor.

         10.4 GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington. Subject to the requirements of Section 9 above, in any legal proceeding brought on or in connection with this Agreement, venue for such action shall be in Seattle.

         10.5 NOTICES. All notices, requests, and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed by prepaid mail addressed to:

           If to Executive, to:         Stephen J. Verleye

           If to the Company, to:       Applied Microsystems Corporation
                                        5020 - 148th Avenue NE
                                        Redmond, WA 98073-9702
                                        Attention:  Chairman

        or to such other address as the addressee may direct in writing.

         10.6 CAPTIONS. The captions applied to the paragraphs of this Agreement are for convenience only and shall not affect their meaning or construction.

         10.7 WAIVER. The failure of either party to insist in any instance on performance of any term of this Agreement shall not be construed as a waiver of future performance of any such term.

         10.8 SEVERABILITY. If any portion of this Agreement is held invalid or unenforceable, the remainder thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

         10.9 INTEGRATION. This Agreement, together with the Executive's offer of employment letter (Attachment D), Executive Stock Option Letter Agreement, the Board Forecast and Plan, and the Applied Microsystems Corporation Employee Agreement supersedes all other agreements and understandings, whether written or oral, and contains the entire agreement of the parties relating to the employment of Executive by the Company.


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         10.10  REVIEW. By the execution of this Agreement Executive acknowledges he has carefully read the terms of this Agreement and that he has had the opportunity to be advised by counsel of his choice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


EXECUTIVE                                      APPLIED MICROSYSTEMS CORPORATION



By   /s/ Stephen J. Verleye                    By     /s/ Anthony Miadich
   ---------------------------                    -----------------------------
        Stephen J. Verleye                          Anthony Miadich, Chairman








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                                   ATTACHMENT A

                           1999 MANAGEMENT BONUS PROGRAM

The purpose of the Applied Microsystems Management Bonus Program is to reward participants for helping to achieve the financial goals of the Company.

FEATURES OF THE 1999 PROGRAM:

1.   Bonuses are earned relative to Forecast & Plan financial criteria.
2. Bonus percentage potential based on salary. For Forecast achievement, bonus is 50% of base salary; for Plan achievement, bonus is 100% of base salary.
3. The Forecast and Plan targets remain cumulative; i.e., 1st quarter results are compared to 1st quarter targets; 2nd quarter year-to-date (YTD) results to 2nd quarter YTD targets; and so on. Shortfalls to targets can be made up until the year is completed.
4. Bonuses can be paid quarterly based on successful achievement of YTD target objectives (Forecast or Plan).
5. 50% of the (prorated) bonus amount will be tied to the Company achieving quarterly Revenue targets.
6. 50% of the (prorated) bonus amount will be tied to the Company achieving quarterly EPS targets.
7. If any quarter's earned bonus is at or below total Forecast for that quarter, bonus payments will be disbursed within 45 days of the close of that quarter (within 60 days after year-end). If any quarter's earned bonus exceeds total Forecast, the Compensation Committee of the Board must have an expectation that such results are sustainable or a one quarter's holdback of bonus amounts over Forecast will be required. In no circumstances will the holdback be more than one quarter in arrears. In addition, at the end of the fiscal year, all holdback amounts will be paid (within 60 days after year-end).


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                                  ATTACHMENT B

                          STOCK OPTION LETTER AGREEMENT

                                  APRIL 1, 1999

Stephen J. Verleye

Dear Stephen:

We are pleased to inform you that you have been selected by the Compensation Committee of the Board of Directors of Applied Microsystems Corporation (the "Company") to receive a stock option for the purchase of the number of shares of Applied Microsystems Corporation Common Stock at the exercise price set forth on the signature page. The grant of the option is being made pursuant to Applied Microsystems Corporation's 1992 Performance Stock Plan, as amended to date (the "Plan"), a copy of which is attached and incorporated into this Agreement by reference.

The terms of the option are as set forth in the Plan and this Agreement. The most important terms are summarized as follows:

         TERM:  Ten years from date of grant, unless sooner terminated.

         EARLY TERMINATION: Thirty days after termination of employment with the Company, or one year if termination occurs as a result of death or disability.

         VESTING: The option is immediately exercisable, subject to the terms and conditions of the Plan, other than the vesting schedule in Section 7(a) of the Plan, which shall not apply.

         REPURCHASE: The Company or its assignee may repurchase any shares you purchase upon exercise of this option if your employment terminates for any reason during the first year after the date of grant of this option. A number of shares equal to twenty five percent (25%) of the total number of shares purchasable under this option will be free from this repurchase right after the first full year, and an additional twenty-five percent (25%) will be free after each subsequent full year, so that all shares will be free from any repurchase rights after the fourth full year from the date of grant of this option. The repurchase price will be the per share exercise price, as adjusted for any stock split, stock dividend, or similar change in capitalization. The repurchase rights will not apply if your employment terminates on account of death or disability.

         TRANSFER OF OPTION:  The option is not transferable.

This option does not include stock appreciation rights, as described in
Section 11 of the Plan.


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Stephen J. Verleye
April 1, 1999
Page -2-


YOUR PARTICULAR ATTENTION IS DIRECTED TO SECTION 16 OF THE PLAN WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED PRIOR TO THE ISSUANCE OF ANY SHARES PURSUANT TO THIS OPTION.

Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,

APPLIED MICROSYSTEMS CORPORATION


By   /s/ Anthony Miadich
   ---------------------------
    Anthony Miadich, Chairman

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the option described in the above Stock Option Letter Agreement and in the Plan and acknowledge receipt of a copy of this Agreement, including a copy of the Plan. I have read and understand the Plan, including the provisions of
Section 16.

Dated:      April 1, 1999                      /s/ Stephen J. Verleye
       ------------------------          ----------------------------------

A.       Total Number of shares:    215,000

B.       Price per share:   $2.5000

C.       Date of grant:   April 1, 1999

D. This is intended to be an Incentive Stock Option to the extent possible; otherwise, this is a Non-qualified Stock Option

THE EXERCISE OF THIS OPTION AND THE DISPOSITION OF ANY SHARES THUS ACQUIRED MAY AFFECT YOUR INCOME TAX OBLIGATIONS SIGNIFICANTLY. IF THIS IS A NOT AN INCENTIVE STOCK OPTION, YOU SHOULD CONSIDER MAKING AN ELECTION PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE AT THE TIME THE OPTION IS EXERCISED. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR ON THESE MATTERS




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                                  ATTACHMENT C

              REPURCHASE RIGHTS SUBSEQUENT TO A CHANGE OF CONTROL.

Pursuant to the terms of Section 3.3(b) of this Agreement, the Company agrees to further restrict its Repurchase Rights identified in Executive's Stock Option Letter Agreement (Attachment B herein) as follows:

1. If a Change of Control occurs within the first year of Executive's employment, the Company may elect to repurchase no more than 50% of the shares granted to Executive.

2. If a Change of Control occurs between the first and second years of Executive's employment, the Company may elect to repurchase no more than 25% of the shares granted to Executive.

3. If a Change of Control occurs after the second year of Executive's employment, the Company may not elect to repurchase any of the shares granted to Executive.




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